State of Delaware
Secretary of State
Division of Corporations
Delivered 12:24 PM ll092016
FILED 12:24 PM ll092016
SR 20166560368 -File Number 6208650
CERTIFICATE OF INCORPORATION
OF
Atlis Motor Vehicles Inc.

FIRST: The name of the corporation is: Atlis Motor Vehicles Inc.
SECOND: Its registered office in the State ofDelaware is located at 16192 Coastal Highway, Lewes, Delaware 19958, County of Sussex. The registered agent in charge thereof is Harvard Business Services, Inc.
THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law ofDelaware.
FOURTH: The total number of shares of stock which the corporation is authorized to issue is 10,000,000 shares having a par value of $0.000100 per share.
FIFTH: The business and affairs of the corporation sball be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws ofthe corporation.
SIXTH: This corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.
SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board ofdirectors is authorized to amend or repeal the bylaws.
EIGHTH: The corporation reserves the right to amend or repeal any provision in this Certificate oflncorporation in the manner prescribed by the laws of Delaware.
NINTH: The incorporator is Harvard Business Services, Inc., whose mailing address is 16192 Coastal Highway, Lewes, DE 19958.
TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach offiduciary duty as a director.

I, the undersigned, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this November 09, 2016.

Signed and Attested to by:

Harvard Business Services, Inc., lncorporator
By: Richard H. Bell, II, President

STATEMENT OF INCORPORATOR
*************************
IN LIEU OF ORGANIZATIONAL MEETING
FOR
Atlis Motor Vehicles Inc.
November 9, 2016
We, Harvard Business Services, Inc., the incorporator of Atlis Motor Vehicles Inc. --a Delaware Corporation--hereby adopt the following resolution pursuant to Section 108 of the General Corporation Law of
Delaware:

Resolved: That the certificate of incorporation of Atlis Motor
Vehicles Inc. was filed with the Secretary of State ofDelaware on November 9, 2016.

Resolved: That on November 9, 2016 tl1e following persons were appointed as the initial Directors of the Corporation until their successors are elected and qualify:
Mark A Hanchett

Resolved: That the bylaws included with tllis resolution are the initial bylaws approved by the incorporator.

Resolved: That the Secretary of the Company is hereby authorized and directed to execute a certificate of adoption ofthe bylaws or repeal the initial bylaws and create a custom set of bylaws to be adopted and approved by the directors.

Resolved: The powers of this incorporator are hereby terminated, and saidincorporator shall no longer be considered a pair of the body corporate of the above nained corporation.

This resolution shall be filed in the minute book of the company.

HARVARD BUSINESS SERVICES, INC., Incorporator
By: Richard H. Bell, President

*** This document is not part of the public record. Keep it in a safe place. ***